Exhibit 99.1

[Letterhead of Maxygen, Inc.]

MAXYGEN REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Redwood City, Calif., October 28, 2003 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the third quarter ended September 30, 2003.

For the third quarter of 2003, Maxygen reported a non-GAAP (formerly proforma) net loss of $8.4 million, or $0.24 per share, compared to the Company’s non-GAAP net loss of $5.7 million, or $0.17 per share, in the comparable period in 2002(A). In both cases, these results are exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion. Including such charges, Maxygen reported a net loss applicable to common stockholders on a GAAP basis of $9.3 million, or $0.27 per share, for the third quarter of 2003 compared to a net loss applicable to common stockholders of $7.3 million, or $0.22 per share, in the third quarter of 2002(A).

Revenue in the third quarter of 2003 was $8.5 million compared to $11.7 million in the same period in 2002. The decrease is primarily due to a decrease in partner funding as the funded research terms of the Company’s collaborations with InterMune and Lundbeck wind down on schedule. Expenses relating to research and development decreased in the third quarter of 2003 to $14.3 million, compared to $15.8 million for the same period in 2002. The decrease in expenses is primarily due to reduced activities related to the Lundbeck and InterMune funded programs and Maxygen’s continued cost control measures.

At September 30, 2003, cash, cash equivalents and marketable securities totaled $209.9 million. This includes $25.3 million held by Maxygen’s subsidiaries Verdia and Codexis.

“We are pleased to remain on track to achieve our financial targets for this year, including consolidated revenues of $35 to $40 million and a cash utilization rate, excluding Codexis and Verdia, of less than $25 million(B),” said Russell Howard, Ph.D, Chief Executive Officer of Maxygen.

* * *

Separately, Maxygen announced that, as a component of its strategy to focus resources on advancing key product opportunities, the Company would intensify its internal research and development focus on interferons.

“The efficiencies of our protein optimization technologies have enabled Maxygen to develop a broad and deep internal pipeline of therapeutic product candidates. In order to capture value from this pipeline while maintaining a controlled cash burn, we are focusing our efforts on advancing key product opportunities that we believe have the greatest competitive advantage,” said Russell Howard, Ph.D., Chief Executive Officer of Maxygen.

“Interferons, which have multiple different sub-types and a broad range of commercially relevant activities, are ideally suited for modification using Maxygen’s proprietary MolecularBreeding™ directed evolution methods. With anti-viral, anti-proliferative and immunomodulatory properties, interferons represent multiple significant market opportunities in infectious disease, oncology, inflammatory disease and autoimmune disease. Maxygen has capabilities and expertise in interferons as evidenced by our alliances with Lundbeck, InterMune and Roche. At the same time, given the number of current and potential indications for interferons, combined with Maxygen’s ability to tailor these proteins for specific diseases, there remains ample product opportunities for which Maxygen retains rights,” said Dr. Howard.

Interferons are a group of naturally occurring proteins that help to regulate the human immune system. There are three types of interferons currently marketed: alpha and beta, which are Type 1 class interferons; and interferon gamma, a Type 2 interferon. Interferon therapy is currently marketed for a broad range of indications including hepatitis C, certain cancers, multiple sclerosis and certain fibrotic diseases with total worldwide sales in excess of $5 billion. Properly optimized for existing and new indications, the market for these products could expand considerably.

Consistent with its increased focus on interferons, Maxygen has reached an agreement with Lundbeck to reacquire all rights to Maxygen’s interferon beta product candidate previously licensed to Lundbeck.

“Maxygen’s optimized interferon beta met all of our alliance’s pre-established goals for commercial attributes in preclinical testing, and we have enjoyed a productive collaboration with Maxygen,” said Peter Høngaard Andersen, Vice President, Research of Lundbeck. “However, as a result of the strategic prioritization of Lundbeck’s portfolio, and Maxygen’s growing focus and expertise in the development of type 1 interferons, the companies have agreed to transfer to Maxygen all rights held by Lundbeck with regard to the improved interferon beta. We continue to believe that this is a very promising product candidate for the treatment of important diseases and have retained a financial interest in this interferon beta.”

“Based on encouraging preclinical data, Maxygen plans to continue manufacturing process development of this interferon beta product candidate. Maxygen’s alpha, beta and gamma interferons and its protein pharmaceutical for the treatment of myelosuppression each represent a significant market opportunity. We believe that each of these product candidates can provide Maxygen and its partners with substantial value if they receive regulatory approval,” said Dr. Howard.

“Beyond interferons, our broad portfolio of potential therapeutic products, consisting of several different product categories, continues to be an important asset. Moving forward, our strategy remains to evaluate each of the product candidates in our pipeline to determine the best route for value capture, which may include internal advancement, the establishment of joint ventures or out-licensing,” added Dr. Howard.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of cash utilization and non-GAAP net loss, which are adjusted from results based on GAAP. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results. Our management uses non-GAAP net loss and cash utilization in analyzing the performance of each of our operating business segments and in analyzing the performance of Maxygen as a whole. In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics and industrial applications. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche, Aventis, and InterMune.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our projected consolidated revenues and cash utilization; the future size of the interferon market; our plan to continue manufacturing process development of our interferon beta product candidate; and our business strategy with respect to our product candidates. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: the inherent uncertainty of biological research; our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; and changing business priorities of Maxygen and its collaborators. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2002, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen is a registered trademark of Maxygen, Inc. The Maxygen logo and MolecularBreeding are trademarks of Maxygen, Inc. Verdia is a trademark of Verdia, Inc. Codexis is a trademark of Codexis, Inc.

Contact:

Alison Trollope

Maxygen, Inc. / Investor & Public Relations

p. 650-298-5853

f. 650-298-5877

Selected Consolidated Financial Information

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$7,832	$10,435	$26,847	$27,744
Grant revenue	669	1,273	2,138	3,818

	8,501	11,708	28,985	31,562
Expenses:
Research and development	14,298	15,849	42,110	46,201
General and administrative	2,693	3,309	9,061	9,558
Stock compensation expense	404	1,311	1,865	5,439
Amortization of intangible assets	126	286	698	858

Total operating expenses	17,521	20,755	53,734	62,056

Loss from operations	(9,020)	(9,047)	(24,749)	(30,494)
Interest income, net	1,056	2,294	3,884	6,266
Equity in net loss of minority investments	(973)	(538)	(2,013)	(767)

Net loss	$(8,937)	$(7,291)	$(22,878)	$(24,995)

Net loss before subsidiary preferred stock accretion	$(8,937)	$(7,291)	$(22,878)	$(24,995)
Subsidiary preferred stock accretion	(319)	—	(957)	—

Net loss applicable to common stockholders	$(9,256)	$(7,291)	$(23,835)	$(24,995)

Basic and diluted net loss per common share	$(0.27)	$(0.22)	$(0.69)	$(0.75)
Weighted average shares used in computing basic and diluted net loss per common share	34,667	33,757	34,338	33,339
Non-GAAP net loss excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion(A)	(8,407)	(5,694)	(20,315)	(18,698)
Non-GAAP basic and diluted net loss per share excluding stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion(A)	$(0.24)	$(0.17)	$(0.59)	$(0.56)

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)	(See note 1)
Cash, cash equivalents and marketable securities	$209,876	$228,149
Other current assets	9,292	9,833
Property and equipment, net	14,526	16,363
Goodwill and other intangibles, net	12,192	12,890
Other assets	1,668	1,545

Total assets	$247,554	$268,780

Current liabilities	$16,137	$17,680
Non-current deferred revenue	1,041	1,273
Long-term obligations	232	628
Minority Interest	20,888	20,000
Stockholders’ equity	209,256	229,199

Total liabilities and stockholders’ equity	$247,554	$268,780

Note 1: Derived from consolidated audited financial statements as of December 31, 2002.

Footnotes

(A) Reconciliation of GAAP and non-GAAP net loss and net loss per share (in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net loss applicable to common stockholders	$(9,256)	$(7,291)	$(23,835)	$(24,995)
Stock compensation expense	404	1,311	1,865	5,439
Amortization of intangible assets	126	286	698	858
Subsidiary preferred stock accretion	319	—	957	—

Non-GAAP net loss	$(8,407)	$(5,694)	$(20,315)	$(18,698)

Weighted average shares used in computing basic and diluted net loss per common share	34,667	33,757	34,338	33,339
Non-GAAP basic and diluted net loss per share	$(0.24)	$(0.17)	$(0.59)	$(0.56)

(B) Forward-looking financial guidance reconciliation: The projected 2003 cash utilization (excluding Codexis and Verdia) is equal to the projected 2003 non-GAAP net loss of Maxygen excluding Codexis and Verdia, plus depreciation and less projected expenditures for capital expenditures (in each case, excluding Codexis and Verdia).